Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 12, 2025, with respect to the consolidated financial statements of Powerlaw Corp. as of September 30, 2025, incorporated herein by reference, and to the references to our Firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Prospectus. Chicago, Illinois October 1, 2026

Chicago, Illinois

October 1, 2026